Exhibit 99.(a)(3)(iii)

Amendment to Designation of

Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated August 20, 2019 (“Trust Instrument”), the American Beacon Bridgeway Large Cap Value Fund, a series of the Trust created by resolution of the Trust’s Board of Trustees (“Board”) on August 10, 2011, is hereby renamed the American Beacon Man Large Cap Value Fund; and the American Beacon Bridgeway Large Cap Growth Fund, a series of the Trust created by resolution of the Board on June 3, 2015, is hereby renamed the American Beacon Man Large Cap Growth Fund (the “Funds”).

The Funds and their shares of beneficial interest (“Shares”) are designated as follows:

1.	There are no changes to the Classes of Shares of the Funds and they will continue to be designated as the R5 Class Shares (formerly known as the Institutional Class), Investor Class Shares, Y Class Shares, A Class Shares. C Class Shares and R6 Class Shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, the Funds’ Registration Statement on Form N-1A (“Registration Statement”) or by resolution adopted by the Board. The Funds’ Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Funds and the Shares are as set forth in the Trust Instrument dated August 20, 2019 and the Amended and Restated Bylaws of the Trust dated August 20, 2019.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 20th day of April, 2024.

/s/ Gilbert G. Alvarado	/s/ Joseph B. Armes
Gilbert G. Alvarado	Joseph B. Armes

/s/ Gerard J. Arpey	/s/ Brenda A. Cline
Gerard J. Arpey	Brenda A. Cline

/s/ Eugene J. Duffy	/s/ Claudia A. Holz
Eugene J. Duffy	Claudia A. Holz

/s/ Douglas A. Lindgren	/s/ Barbara J. McKenna
Douglas A. Lindgren	Barbara J. McKenna
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